Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET REPORTS RESULTS FOR SECOND QUARTER 2011

– Guidance Achieved on All Metrics –

– Operating Income up 35% –

– Healthcare Subsidiary Created to Drive Future Growth –

SIOUX FALLS, SD, July 27, 2011 – LodgeNet Interactive Corporation (Nasdaq:LNET) today reported quarterly revenue of $106.6 million compared to $113.1 million in the second quarter of 2010. Operating Income increased 34.9% to $8.2 million versus $6.1 million during last year’s second quarter. Net loss attributable to common stockholders was $(0.17) per share, a 5.6% improvement compared to $(0.18) per share during the second quarter of 2010. Adjusted Operating Cash Flow(1) for the quarter was $26.4 million, which was at the midpoint of the Company’s guidance range of $25 million to $28 million, or 5.2% below the second quarter of 2010.

The following financial highlights are in thousands, except per share data:

	Three Months Ended June 30,
	2011	2010
Total revenue	$106,635	$113,071
Income from operations	8,178	6,061
Net loss	(2,924)	(3,145)
Net loss attributable to common stockholders	(4,361)	(4,582)
Net loss per common share (basic and diluted)	$(0.17)	$(0.18)
Adjusted Operating Cash Flow	$26,419	$27,873
Average shares outstanding (basic and diluted)	25,064	24,997

(1)

Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.

LodgeNet Q2 2011 Earnings 2-2-2-2

“In the second quarter we continued to make significant progress on our strategic initiatives, delivering financial results solidly in line with our guidance,” said Scott C. Petersen, LodgeNet Chairman and CEO. “The introduction of Envision, our next generation, cloud-connected interactive television platform is being well received by hoteliers and guests. With nine hotel installations at the end of the quarter, we are serving nearly four thousand rooms with our new, dynamic in-room experience. In June, we launched our VOD 2.0 initiative which introduced tiered movie pricing for our Hollywood content, and improved the merchandising and navigational experiences for our hotel guests. Both of these initiatives enhance our value proposition and deepen our relationships with hoteliers and guests alike. Additionally, the recent creation of our Healthcare subsidiary reflects our confidence in the growth potential of this business and will substantially improve our ability to participate in government-related healthcare programs. The success of these initiatives highlights our ability to execute on our strategic growth plans and positions us to continue to diversify our revenue streams and drive incremental value from our industry-leading footprint.”

Key Highlights:

Successful Expansion of Envision: Our next-generation Envision platform received strong accolades from hoteliers at the 2011 HITEC trade show in Austin, TX, which focuses on technology trends within the hospitality industry. This cloud-connected interactive TV platform is now installed in nine marquee hotels including hotels within the Four Seasons, Hilton, Hyatt and Starwood brands. Envision enhances the in-room experience with interactive apps providing new ways for hoteliers to seamlessly interact with their guests and guests to access information about flights, area restaurants and more.

Guests Embracing VOD 2.0: Broadly distributed to 1.1 million hotel rooms in June, VOD 2.0 is a software enhancement to the LodgeNet interactive television system, offering Hollywood movies starting at $4.99, an improved user interface, and enhanced marketing featuring the latest content in the exclusive hotel window. In its first month of installation, the results showed significant increases in guest engagement, with movie browsing up by nearly 20-25%, greater theatrical movie purchases of 15% to 20%, and a 5% to 10% increase in revenue per room from Hollywood movies as compared to rooms without the new merchandising program.

LodgeNet Healthcare Positioned for Future Growth: LodgeNet’s Healthcare division reported a record $3.2 million in revenue in the second quarter, a 130% increase over the second quarter of 2010. Sales growth for the quarter was driven by higher recurring revenue and the installation of the prestigious Cedars-Sinai Hospital in Los Angeles, California. Our interactive system continues to gain traction in the Healthcare sector as it delivers cost-effective solutions that lead to better outcomes for patients. LodgeNet Healthcare currently serves 60 hospitals with 10 facilities awaiting installation.

“Our financial results for the quarter show continued progress on our strategic initiatives to diversify our revenue base, reduce our cost structure and accelerate the rollout of our high definition footprint,” said Frank P. Elsenbast, LodgeNet Senior Vice President and CFO. “Revenue from our growth initiatives increased 10% on a per-room basis with a strong performance from Hotel Services and System Sales. Revenue from Non-Guest Entertainment sources comprised a record 47% of total revenue in the quarter. At the same time, we reduced operating expenses by 10% versus last year as we continue to optimize our cost structure, while investing in new product development and the rollout of our Envision platform. These expense reductions along with continued high gross margins delivered an operating margin of nearly 25% and a 35% improvement in our Operating Income.

“During the quarter, we increased our high-definition interactive television room base by over 12,000 rooms, a three-fold increase over our first quarter experience,” continued Petersen. “The average cost to install our HD platform continues to decline with an average per room investment of $140 in the second quarter, which represents a 32% reduction versus last year. With the continued decline in our capital investment levels per room and the strong cash flow generated by our business, we are very well situated to accelerate our growth investments in our leading hotel partners as the hospitality industry accelerates their HD rollout and investment in next generation interactive services.”

RESULTS FROM OPERATIONS

THREE MONTHS ENDED JUNE 30, 2011 VERSUS

THREE MONTHS ENDED JUNE 30, 2010

Total revenue for the second quarter of 2011 was $106.6 million, a decrease of $6.4 million or 5.7%, compared to the same period of 2010. The decrease in revenue resulted primarily from a decline in Guest Entertainment revenue and Advertising Services, partially offset by an increase in revenue from Healthcare, Hotel Services, and System Sales & Related. The decline in Guest Entertainment revenue resulted from a 6.8% reduction in the average number of Guest Entertainment rooms served and a 7.8% decline in Guest Entertainment revenue per room. On a per room basis, total Hospitality and Advertising Services revenue was 0.6% less than last year’s second quarter, driven by a 9.8% increase in revenue generated

LodgeNet Q2 2011 Earnings 3-3-3-3

from non-Guest Entertainment services. Hotel Service revenue was $34.2 million in the second quarter, a 7.7% increase versus last year on a revenue per room basis, driven primarily from price increases on cable television programming versus the prior year. System Sales and Related revenue per room improved 22.2%, due in part to increases in the sale of high definition equipment and installation sales. Additionally, our Healthcare subsidiary generated $3.2 million during the second quarter, an increase of $1.8 million, driven by higher revenue on system sales, installation and other services during the current quarter. The backlog of healthcare installations includes 10 facilities.

Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased $2.8 million or 4.4%, to $60.1 million in the second quarter of 2011 as compared to $62.9 million in the second quarter of 2010. Direct costs declined primarily due to lower volume in our Guest Entertainment and Hotel Services product lines. In addition to the volume reductions, the Company continued to recognize benefits from decreased direct costs associated with the average commission rate paid to hotels and lower connectivity costs realized from bandwidth re-provisioning and renegotiating supplier agreements. Advertising Services had lower fixed costs in the current quarter as well, driven primarily by lower satellite distribution costs. Gross margin declined slightly to 43.6% for the second quarter of 2011 as compared to 44.4% for the second quarter of 2010 due to the mix of products and services sold.

System Operations and Selling, General and Administrative (“SG&A”) expenses decreased $2.3 million or 10.3%, to $20.6 million in the second quarter of 2011 as compared to $22.9 million in the second quarter of 2010. Workforce reductions completed in the first quarter of 2011, along with reductions in professional services expenses, drove the improvement over the prior year period. Another major decline in operating expenses was attributable to Depreciation and Amortization, which decreased 15.0%, to $17.8 million in the second quarter of 2011 as compared to $20.9 million in the second quarter of 2010. The decline was due to assets becoming fully depreciated and the reduction in capital investments levels over the past years.

As a result of factors described above, Operating Income increased 34.9% to $8.2 million in the second quarter of 2011 as compared to $6.1 million in the second quarter of 2010. Adjusted Operating Cash Flow (“AOCF”), a non-GAAP measure which we define as operating income exclusive of depreciation, amortization, share-based compensation and restructuring expenses, decreased to $26.4 million for the second quarter of 2011 as compared to $27.9 million in the second quarter of 2010. As a percent of revenue, AOCF margin increased to 24.8% this quarter versus 24.7% for the prior year quarter.

Outstanding debt was $368.0 million at the end of second quarter of 2011 compared to $404.9 million at the end of second quarter of 2010. Cash as of June 30, 2011 was $14.5 million as compared to $8.8 million on June 30, 2010. Interest expense increased $2.3 million to $11.0 million in the second quarter of 2011 versus $8.7 million in the second quarter of 2010, due to $4.5 million of interest expense related to our interest rate swap agreements, which expired at the end of the second quarter of 2011. Our average interest rate for the second quarter of 2011 was 12.0% due to the new 6.5% interest rate on our amended Credit Facility and the final quarterly payment on our interest rate swap agreements at just over 5%. Interest rates for the company will normalize at approximately 6.5% beginning in the third quarter.

Net loss attributable to common stockholders was $(4.4) million for the second quarter of 2011, a 4.8% improvement compared to $(4.6) million in the prior year quarter. Net loss per share attributable to common stockholders was $(0.17) for the second quarter of 2011 (basic and diluted), a 5.6% improvement versus $(0.18) in the second quarter of 2010 (basic and diluted).

For the second quarter of 2011, cash provided by operating activities was $8.4 million as compared to $27.0 million in the second quarter of 2010. The reduction in 2011 cash flow was driven by a $13.5 million change in working capital as accounts payable balances are returning to more normalized levels. Higher interest payments of $3.8 million also contributed to the decline. Cash used for capital investments was $6.0 million during the second quarter of 2011 compared to $4.4 million in the second quarter of 2010. During the quarter, the Company installed 12,250 High Definition interactive TV rooms as compared to 6,511 rooms during the second quarter of 2010. Quarter over quarter, the average capital cost per room for these High Definition rooms declined 32.4% versus to $140 per room.

Outlook

For the third quarter of 2011, LodgeNet expects to report revenue in the range of $105.0 million to $109.0 million. This guidance reflects a 1% to 6% decline in Guest Entertainment revenue on a per room basis. Additionally, we expect Adjusted Operating Cash Flow to be in a range from $24.0 million to $27.0 million and Net Income (Loss) per common share in a range from $(0.08) to $ 0.02.

LodgeNet Q2 2011 Earnings 4-4-4-4

The Company will host a teleconference to discuss its results July 27th, 2011, at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available and can be accessed on the LodgeNet website at www.lodgenet.com. The webcast will be archived on the LodgeNet website for one month. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.

Special Note Regarding the Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use Adjusted Operating Cash Flow and Net Debt, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP. Adjusted Operating Cash Flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs. Net Debt is our total outstanding debt less our cash. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures. In addition, Net Debt provides an indication of our ability to remain in compliance with financial covenants. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.

About LodgeNet Interactive

LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves approximately 1.8 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, eSuite and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

Special Note Regarding Forward-Looking Statement

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “intends,” “expects,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments including, without limitation, those related to our third quarter 2011 guidance, including revenue, Guest Entertainment revenue, Adjusted Operating Cash Flow, and net loss per common share, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions; the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality and costs; technological developments by competitors; developmental costs, difficulties and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of diversification into new products, services, or markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.

(See attached financial and operational tables)

LodgeNet Q2 2011 Earnings 5-5-5-5

LodgeNet Interactive Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollar amounts in thousands, except share data)

	(Unaudited) June 30, 2011	(Audited) December 31, 2010
Assets
Current assets:
Cash	$14,479	$8,381
Accounts receivable, net	45,687	49,332
Other current assets	12,038	12,728

Total current assets	72,204	70,441

Property and equipment, net	133,814	156,917
Debt issuance costs, net	5,146	3,681
Intangible assets, net	95,240	99,005
Goodwill	100,081	100,081
Other assets	12,742	13,881

Total assets	$419,227	$444,006

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$56,228	$60,303
Current maturities of long-term debt	10,522	4,807
Accrued expenses	19,593	22,327
Fair value of derivative instruments	—	10,353
Deferred revenue	17,910	23,168

Total current liabilities	104,253	120,958

Long-term debt	357,512	368,832
Other long-term liabilities	8,335	8,565

Total liabilities	470,100	498,355

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; Series B cumulative perpetual convertible, 10%, 57,500 issued and outstanding at June 30, 2011 and December 31, 2010, respectively (liquidation preference of $1,000 per share or $57,500,000 total)	1	1
Common stock, $.01 par value, 50,000,000 shares authorized; 25,209,580 and 25,088,539 shares outstanding at June 30, 2011 and December 31, 2010, respectively	252	251
Additional paid-in capital	386,961	388,961
Accumulated deficit	(441,728)	(437,896)
Accumulated other comprehensive income (loss)	3,641	(5,666)

Total stockholders’ deficiency	(50,873)	(54,349)

Total liabilities and stockholders’ deficiency	$419,227	$444,006

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2011 Earnings 6-6-6-6

LodgeNet Interactive Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Hospitality and Advertising Services	$103,389	$111,658	$209,223	$227,157
Healthcare	3,246	1,413	5,140	3,966

Total revenues	106,635	113,071	214,363	231,123

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality and Advertising Services	58,580	62,181	117,939	127,442
Healthcare	1,527	724	2,450	2,070
Operating expenses:
System operations	9,733	10,627	19,801	21,142
Selling, general and administrative	10,839	12,314	20,528	24,429
Depreciation and amortization	17,783	20,925	37,423	43,097
Restructuring charge	3	239	1,164	242
Other operating (income) expense	(8)	—	(21)	6

Total direct costs and operating expenses	98,457	107,010	199,284	218,428

Income from operations	8,178	6,061	15,079	12,695

Other income and (expenses):
Interest expense	(10,962)	(8,712)	(18,633)	(17,395)
Loss on early retirement of debt	—	(267)	(158)	(760)
Other (expense) income	(3)	2	315	227

Loss before income taxes	(2,787)	(2,916)	(3,397)	(5,233)
Provision for income taxes	(137)	(229)	(435)	(414)

Net loss	(2,924)	(3,145)	(3,832)	(5,647)
Preferred stock dividends	(1,437)	(1,437)	(2,875)	(2,875)

Net loss attributable to common stockholders	$(4,361)	$(4,582)	$(6,707)	$(8,522)

Net loss per common share (basic and diluted)	$(0.17)	$(0.18)	$(0.27)	$(0.36)

Weighted average shares outstanding (basic and diluted)	25,063,669	24,996,955	25,050,469	23,877,958

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2011 Earnings 7-7-7-7

LodgeNet Interactive Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(Dollar amounts in thousands)

	Six Months Ended June 30,
	2011	2010
Operating activities:
Net loss	$(3,832)	$(5,647)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	37,423	43,097
Unrealized (gain) loss on derivative instruments	(1,511)	1,469
Loss on early retirement of debt	158	760
Share-based compensation and restricted stock	869	960
Other, net	262	153
Change in operating assets and liabilities:
Accounts receivable, net	2,166	(1,091)
Other current assets	632	26
Accounts payable	(4,126)	15,715
Accrued expenses and deferred revenue	(4,953)	445
Other	526	(773)

Net cash provided by operating activities	27,614	55,114

Investing activities:
Property and equipment additions	(10,595)	(8,954)

Net cash used for investing activities	(10,595)	(8,954)

Financing activities:
Repayment of long-term debt	(5,525)	(68,636)
Payment of capital lease obligations	(407)	(559)
Borrowings on revolving credit facility	45,000	8,000
Repayments of revolving credit facility	(45,000)	(8,000)
Debt issuance costs	(2,444)	—
Proceeds from investment in long-term debt	323	4,007
Proceeds from issuance of common stock, net of offering costs	—	13,658
Payment of dividends to preferred shareholders	(2,875)	(2,875)
Exercise of stock options	7	41

Net cash used for financing activities	(10,921)	(54,364)

Effect of exchange rates on cash	—	(40)

Increase (decrease) in cash	6,098	(8,244)
Cash at beginning of period	8,381	17,011

Cash at end of period	$14,479	$8,767

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2011 Earnings 8-8-8-8

LodgeNet Interactive Corporation and Subsidiaries

Supplemental Data

	2nd Qtr’11	1st Qtr’11	4th Qtr’10	3rd Qtr’10	2nd Qtr’10
Room Base Statistics
Total Rooms Served (1)	1,753,132	1,797,336	1,829,712	1,852,161	1,888,287
Total Guest Entertainment Rooms (2)	1,608,079	1,649,296	1,680,322	1,706,884	1,738,311
Total HD Rooms (3)	285,626	273,309	270,384	254,233	246,739
Percent of Total Guest Entertainment Rooms	17.8%	16.6%	16.1%	14.9%	14.2%
Total Television Programming (FTG) Rooms (4)	989,133	1,013,551	1,030,437	1,051,264	1,070,081
Percent of Total Guest Entertainment Rooms	61.5%	61.5%	61.3%	61.6%	61.6%
Total Broadband Internet Rooms (5)	164,812	171,713	178,047	185,153	195,294
Percent of Total Rooms Served	9.4%	9.6%	9.7%	10.0%	10.3%

Revenue Per Room Statistics (per month)

Hospitality and Advertising Services
Guest Entertainment	$11.56	$11.79	$11.55	$12.53	$12.54
Hotel Services	6.98	6.93	6.59	6.56	6.48
System Sales and Related Services	2.09	1.94	1.96	2.04	1.71
Advertising Services	0.46	0.51	0.54	0.42	0.49

Total Hospitality and Advertising Services	21.09	21.17	20.64	21.55	21.22
Based on average Guest Entertainment rooms

Summary Operating Results
(Dollar amounts in thousands)

Hospitality and Advertising Services Revenue:
Guest Entertainment	$56,691	$58,922	$58,738	$64,833	$65,963
Hotel Services	34,173	34,679	33,526	33,951	34,125
System Sales and Related Services	10,270	9,700	9,960	10,546	8,986
Advertising Services	2,255	2,534	2,749	2,194	2,584

Total Hospitality and Advertising Services	103,389	105,835	104,973	111,524	111,658
Healthcare	3,246	1,894	2,282	2,270	1,413

Total Revenue	$106,635	$107,729	$107,255	$113,794	$113,071
Adjusted Operating Cash Flow (6)	$26,419	$27,938	$24,642	$27,893	$27,873

Reconciliation of Adjusted Operating Cash Flow to Income From Operations
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$26,419	$27,938	$24,642	$27,893	$27,873
Depreciation and Amortization	(16,052)	(17,714)	(18,048)	(18,191)	(18,975)
Amortization of Acquired Intangibles	(1,731)	(1,927)	(1,950)	(1,950)	(1,950)
Share Based Compensation and Restricted Stock	(455)	(414)	(413)	(389)	(648)
Restructuring Charge	(3)	(1,160)	(79)	(101)	(239)
Debt Issuance Costs	—	178	(242)	(458)	—

Income From Operations	$8,178	$6,901	$3,910	$6,804	$6,061

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.
[2]	Guest Entertainment rooms, of which 89% are digital, receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.
[3]	HD rooms are equipped with high-definition capabilities.
[4]	Television programming (FTG) rooms receiving basic or premium television programming.
[5]	Represents rooms receiving high-speed Internet service included in total rooms served.
[6]

Adjusted Operating Cash Flow is a non-GAAP measure which we define as Income (Loss) From Operations exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.